Exhibit 4.4.(a).93

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 77

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Appendix E	1.	After Article 1 in Appendix E, shall come:
	"	1A.	LTE Technology Network
		1.1a	Definitions
			"Population"	-	The general population in an area, according to the publications of the Central Bureau for Statistics;
			"Coverage Ratio"	-	The ratio between the rate of households in Periphery Settlements and the rate of households in Central Settlements;
			"Central Settlements"	-	A settlement that is defined by the Central Bureau for Statistics as a settlement at a "middle" level, at a "central" level and a "very central" level;
			"Periphery Settlements"	-	A settlement that is defined by the Central Bureau for Statistics as a settlement at a "very peripheral" and "peripheral" level;
			"Road"	-
The area (length x width) of every road whose number is up to 4 digits inclusive as well as the route of the national and local train tracks in the area of the State of Israel, during the License term; The width of the road or the route of the national and local train tracks will include the width of the road/actual route+5 meters on each side of the road/route;

			"Population Concentration"	-	An area in which from time to time or continuously there is population concentration, for example designated beaches, sports stadiums, parks, nature reserves, markets, etc.
			"Coverage Level"	-
Broadcasting and reception of electromagnetic signals that allow normal existence of any service for cellular handsets that are 1.5 meters above sea level;
For this matter-normal existence of a service will be considered a service that is provide in the coverage level, while complying with minimum requirements for environmental matters as set forth in this article;

			"Area"	-	The total area that the Law, jurisdiction and administration of Israel apply to;

	"Blocked Calls"	-
Calls and data communication or interconnections that cannot be completed or messages that cannot be relayed immediately upon the communications order as a result of unavailability of network resources or resources related to interconnection between the network and other networks;

	"Dropped Calls"	-	Calls and data communication or interconnections that were terminated not by the initiative of the Subscriber that initiated the call/interconnection or the receiver of the call.

1.2A	Deployment obligations for the LTE technology network
Upon building an LTE technology network, the Licensee will act as follows:

(1)
Will submit a deployment plan for the LTE technology network in the format set out in the provisions of this Appendix no later than thirty (30) days after the determination date; The deployment plan will become an integral part of the engineering plan. In this article, "the Determination Date"- July 15, 2014.

(2)	The deployment plan will include the following data:

a)
It will include details of all the settlements in the country, according to the publications of the Central Bureau for Statistics, divided into two groups- settlements in the center and settlements in the periphery; next to each settlement the number of households in that settlement should be marked and it should also note the total number of households in central settlements and in  periphery settlements; next to each settlement it should note the planned date for finishing the deployment plan with respect to that settlement;

b)
It will note all the Roads, according to the publications of the Central Bureau for Statistics; next to each Road it will note the Road number and the planned date for finishing the deployment plan on the Road.

(3)
The Licensee may update the deployment plan and change the order of the settlements or Roads in which the network deployment is planned, by giving the Director notice of this up to 30 days before the date that was planned for the deployment as long as the updated deployment plan complies with the provisions of this Appendix.

(4)	The deployment speed shall be as follows:

a)	The Licensee will deploy the network at a deployment ratio that shall not be less than one (1).

(July 13, 2014)

     (sgd)
 ________________
Avi Berger
Director General